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                                                                  EXHIBIT 11

                             BEST SOFTWARE, INC.

                      COMPUTATION OF EARNINGS PER SHARE

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
                                                Pro Forma For              Pro Forma For
                                                The Year Ended            The Three Months
                                                  March 31,                Ended June 30,
                                                     1997                       1997
                                                --------------            ----------------
                                                 (Unaudited)                (Unaudited)
Weighted average common shares outstanding...       6,581,029                  7,006,683
Common stock equivalents:
  Preferred stock............................         625,005                    625,005
  Cheap stock................................       1,298,121                  1,298,121
  Stock options and warrants.................         729,502                    379,532
  Warrant exercise...........................          86,660                     86,660
Assumed common share issuance for dividends
  in excess of earnings......................         487,385                   487,385
                                                -------------             --------------
Weighted average common and common equivalent
  shares outstanding.........................       9,807,702                  9,883,386
                                                =============             ==============
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